UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

In March 2008, the Compensation Committee of our Board of Directors approved an Employee Retention Plan to be used to reward certain employees for remaining with us and achieving certain goals and objectives as we attempt to work through our current financial difficulties. Pursuant to the Employee Retention Plan, we entered into a restricted stock agreement with Timothy R. Surgenor, President and Chief Executive Officer, and a restricted stock agreement and a retention plan agreement with J. Christopher Flaherty, Executive Vice President, Technology and Intellectual Property.

Under the terms of the restricted stock agreements made and effective as of June 18, 2008, Mr. Surgenor and Mr. Flaherty will receive 900,000 and 250,000 shares of our Common Stock, respectively. These shares will be issued in exchange for the cancellation of existing options to purchase up to 500,000 and 93,000 shares of the Company’s Common Stock held by Mr. Surgenor and Mr. Flaherty, respectively. All 1,150,000 shares shall be restricted and subject to vesting upon approval by the FDA of our Andara OFS HDE application or upon the sale of the Company, provided in each case, that Mr. Surgenor and Mr. Flaherty are then still employed by us. Such shares issued to Mr. Surgenor and Mr. Flaherty shall also vest if their employment is terminated by us without cause.

The Employee Retention Plan also provides for a cash bonus pool of up to $395,000 to be paid to certain employees upon the sale of the Company provided such employees are then still employed by us. Mr. Surgenor shall not participate in the cash bonus pool. Under the terms of the retention plan agreement with Mr. Flaherty made and effective as of June 18, 2008, Mr. Flaherty will be eligible to receive $100,000 upon a sale of the Company.

Additionally, the Employee Retention Plan provides for the issuance to certain employees of up to 4,000,000 restricted shares of our Common Stock. Effective as of June 18, 2008, Mr. Surgenor and Mr. Flaherty will receive 1,482,500 and 750,000 shares of our Common Stock, respectively. Of these shares, a total of 33.33% will vest upon the recognition by us of $1 million of cumulative Andara OFS product revenue, and the remaining 66.67% shares will vest upon the recognition by us of $2.5 million of cumulative Andara OFS product revenue, provided that such restricted shares will vest only if the individual is then still employed by us. In the event that the Company is sold prior to the shares vesting based on revenue recognition, up to 1,482500 and 750,000 shares of restricted stock held by Mr. Surgenor and Mr. Flaherty, respectively, may vest, but only to the extent that the sum of the total cash bonus pool to be paid out upon the sale (a maximum of $395,000) plus the value of all the shares to be vested (a maximum of 4,000,000 restricted shares) does not exceed ten percent (10%) of the proceeds from the sale.

ITEM 3.02  Unregistered Sales of Equity Securities

We have issued an aggregate of 2,950,000 shares of our Common Stock to four employees under our Employee Retention Plan as more fully described in item 1.01. These shares were not registered under the Securities Act of 1933, as amended and were issued to the four employees pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: June 20, 2008